UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g)
of the Securities Exchange Act of 1934

BLUEGREEN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State or Incorporation or Organization)	03-0300793 (IRS Employer Identification Number)

4960 Conference Way North, Suite 100 Boca Raton, Florida (Address of Principal Executive Offices)	33431 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so	Name of Each Exchange on Which
Registered	Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Item 1.	Description of Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed by Bluegreen Corporation (the “Company”) with the Securities and Exchange Commission on August 2, 2006, and the amendment thereto filed on October 18, 2006, in each case relating to the Rights Agreement by and between the Company and Mellon Shareholder Services LLC, as Rights Agent (the “Rights Agent”), dated as of July 27, 2006 (the “Initial Rights Agreement”), and amended as of October 16, 2006 (as amended, the “Rights Agreement”). Such Registration Statement on Form 8-A, as amended, is hereby incorporated by reference herein.
     The Company and Rights Agent have executed a second amendment to the Rights Agreement (the “Amendment”). The Rights Agreement previously provided that, subject to certain exceptions, the beneficial ownership of 15% or more of the outstanding common stock, par value $.01, of the Company (the “Common Stock”), would cause the acquiror of such Common Stock to become an Acquiring Person, as defined in the Rights Agreement. The Amendment reduces this 15% threshold to 10%.
     The Rights Agreement also previously provided that three shareholders of the Company, David A. Siegel, David A. Siegel Revocable Trust, and Central Florida Investments (together, the “Siegel Shareholders”) could avoid becoming Acquiring Persons by divesting a specified portion of their Common Stock by October 16, 2007, and all of their Common Stock by October 16, 2008. The Amendment provides that these deadlines be extended to (1) October 16, 2007, with respect to the sale (after October 16, 2006) of 1,112,000 shares of Common Stock beneficially owned by the Siegel Shareholders, (2) October 16, 2008, with respect to the sale (after October 16, 2007) of 4,260,198 shares of Common Stock beneficially owned by the Siegel Shareholders, and (3) October 16, 2009, with respect to the sale (after October 16, 2008) of all of the remaining shares of Common Stock beneficially owned by the Siegel Shareholders.
     The foregoing description is qualified in its entirety by reference to the Initial Rights Agreement, the first amendment thereto, and the Amendment, copies of which are attached hereto as Exhibits 4.1, 99.1, and 99.2, respectively, and are incorporated by reference herein.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1	Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

99.2	Second Amendment to Rights Agreement, dated as of May 21, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2007).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLUEGREEN CORPORATION
Dated: May 21, 2007	By:	/s/ John M. Maloney, Jr.
		Name:	John M. Maloney, Jr.
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1	Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

99.2	Second Amendment to Rights Agreement, dated as of May 21, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2007).